Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Skyworks Solutions, Inc. (“us,” “our,” “we” or the “Company”), is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Third Amended and Restated By-laws, as amended (the “By-laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our By-laws, and the applicable provisions of the Delaware General Corporation Law, for additional information.
General
Our authorized capital stock consists of 550 million shares of capital stock, of which:

•	525 million shares are designated as common stock, par value $0.25 per share; and

•	25 million shares are designated as preferred stock, without par value.
Common Stock
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends and distributions declared by our Board of Directors out of assets or funds legally available. Upon the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
No shares of preferred stock are outstanding. Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue preferred stock from time to time in one or more series. Our Board of Directors may designate the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof, including dividend rights, redemption rights, sinking fund terms, liquidation preference terms, conversion rights, and voting rights. A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.
Description of Certain Terms in Our Charter Documents and Delaware Law That May Have Anti-Takeover Effects
Our Certificate of Incorporation and By-laws contain provisions that could have the effect of delaying, deferring, preventing, or discouraging another party from acquiring control of us.
Issuance of Undesignated Preferred Stock. As discussed above under “Preferred Stock,” our Board of Directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could delay or deter hostile takeovers or changes in our control or management.
Limits on Ability of Stockholders to Call a Special Meeting. Our By-laws provide that special meetings of the stockholders may be called only by a majority of our Board of Directors or by the Company’s secretary upon written request by stockholders holding at least twenty-five percent (25%) of the outstanding shares of common stock, subject to such stockholders’ compliance with certain other requirements. This may delay or impede the ability of our stockholders to force consideration of a proposal.
Prohibition on Stockholder Action by Written Consent. Our Certificate of Incorporation provides that any action taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by our stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.
Election of Directors. Our Certificate of Incorporation and By-laws contain provisions that establish specific procedures for appointing and removing members of our Board of Directors. Under our Certificate of Incorporation and By-laws, vacancies and newly created directorships on our Board of Directors may be filled only by a majority of the directors then serving on the Board of Directors, and directors may only be removed from office by the affirmative vote of the holders of a majority of the shares of all classes of stock entitled to vote for the election of directors.
No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation and By-laws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors to influence our Board of Directors’ decision regarding a takeover or other corporate transaction.
Approval of Business Combinations. Our Certificate of Incorporation requires that the affirmative vote of at least 80% of the shares of all classes of stock entitled to vote for the election of directors be obtained for a business combination unless approved by a majority of the members of the Board of Directors and, in the event that the other party to the business combination is the beneficial owner of 5% or more of our shares, a majority of the members of the Board of Directors in office prior to the time such other party became the beneficial owner of 5% or more of our shares. Our Certificate of Incorporation increases the approval threshold to 90% of the shares of all classes of stock entitled to vote for the election of directors in the case of a business combination with any “related person” (as defined in the Certificate of Incorporation). In addition to the provisions in our Certificate of Incorporation and By-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met. The provisions of Delaware law and the provisions of our Certificate of Incorporation and By-laws could have the effect of discouraging others from attempting hostile takeovers or other transactions our Board of Directors does not approve in advance. These provisions might also have the effect of preventing changes in our management.
Amendment of Certificate of Incorporation. Our Certificate of Incorporation includes a number of supermajority voting provisions that could make it more difficult to change certain of the provisions described above. These provisions require the affirmative vote of 80% of the shares of all classes of stock entitled to vote for the election of directors to amend or repeal the provisions of our Certificate of Incorporation relating to the election and removal of directors, the right to act by written consent, or the approval of a business combination, and the affirmative vote of 90% of the shares of all classes of stock entitled to vote for the election of directors to amend or repeal the provisions of our Certificate of Incorporation relating to the approval of a business combination with any related person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Exchange Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SWKS”.

1